As filed with the Securities and Exchange Commission on January 22, 2026

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

DERMATA THERAPEUTICS, INC.
(Exact name of registrant as specified in its charter)

Delaware	86-3218736
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

3525 Del Mar Heights Rd., #322

San Diego, CA 92130

(858) 800-2543

(Address, including zip code, and telephone number,

including area code, of registrant’s principal executive offices)

Gerald T. Proehl

Chief Executive Officer

3525 Del Mar Heights Rd., #322

San Diego, CA 92130

Tel: (858) 800-2543

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

Copies of all communications, including communications sent to the agent for service, to:

Steven M. Skolnick, Esq.

Michael J. Lerner, Esq.

Lowenstein Sandler LLP

1251 Avenue of the Americas

New York, New York 10020

Telephone: (212) 262-6700

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. The Selling Stockholders may not resell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities, nor is it a solicitation of offers to buy these securities, in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	DATED January 22, 2026

1,484,312 Shares of Common Stock

Up to 537,750 Shares of Common Stock Issuable Upon the Exercise of Outstanding Pre-Funded Warrants

Up to 2,022,062 Shares of Common Stock Issuable Upon the Exercise of Outstanding Series C Warrants

Up to 2,022,062 Shares of Common Stock Issuable Upon the Exercise of Outstanding Series D Warrants

Up to 141,544 Shares of Common Stock Issuable Upon the Exercise of Outstanding Placement Agent Warrants

This prospectus relates to the resale of up to 6,207,730 shares of Dermata Therapeutics, Inc. (the “Company,” “we,” “our” or “us”) common stock, par value $0.0001 per share, by the Selling Stockholders listed in this prospectus (the “Selling Stockholders”). The shares of common stock registered for resale pursuant to this prospectus consist of (i) 1,484,312 shares of common stock (the “Shares”), (ii) 537,750 shares of common stock (the “Pre-Funded Warrant Shares”) issuable upon the exercise of pre-funded warrants (the “Pre-Funded Warrants”), (iii) 2,022,062 shares of common stock (the “Series C Warrant Shares”) issuable upon the exercise of Series C warrants (the “Series C Warrants”), (ii) 2,022,062 shares of common stock (the “Series D Warrant Shares”), issuable upon the exercise of Series D warrants (the “Series D Warrants”), and (iii) 141,544 shares of common stock (the “Placement Agent Warrant Shares” and together with the Pre-Funded Warrant Shares, the Series C Warrant Shares and the Series D Warrant Shares, the “Warrant Shares”) issuable upon the exercise of certain warrants issued to the Placement Agent (the “Placement Agent Warrants” and together with the Pre-Funded Warrants, the Series C Warrants and the Series D Warrants, the “Warrants”). The Shares and Warrants were issued to the Selling Stockholders in a private placement offering (the “Private Placement”) which closed on December 29, 2025.

For additional information about the Private Placement, see “Private Placement.”

The Series C Warrants and the Series D Warrants have exercise prices of $2.04 per share. The Series C Warrants will be exercisable on or after the date on which we receive stockholder approval pursuant to Nasdaq Listing Rule 5635(d) (the “Stockholder Approval”) until the five (5) year anniversary of Stockholder Approval. The Series D Warrants will be exercisable on or after the date of Stockholder Approval until the twenty-four (24) month anniversary of Stockholder Approval. The Placement Agent Warrants have substantially the same terms as the Series C Warrants, except that the Placement Agent Warrants have an exercise price of $2.55.

The Selling Stockholders may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock or interests in their shares of common stock on any stock exchange, market or trading facility on which the shares of common stock are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices. See “Plan of Distribution” in this prospectus for more information. We will not receive any proceeds from the resale or other disposition of the shares of common stock by the Selling Stockholders. However, we will receive the proceeds of any cash exercise of the Warrants. See “Use of Proceeds” beginning on page 13 and “Plan of Distribution” beginning on page 13 of this prospectus for more information.

Our common stock and certain of our outstanding warrants (the “Public Warrants”) are listed on the Nasdaq Capital Market (“Nasdaq”) under the symbols “DRMA” and “DRMAW,” respectively. On January 21, 2026, the last reported sale price of our common stock and Public Warrants as reported on Nasdaq was $2.08 and $0.0104, respectively.

You should read this prospectus, together with additional information described under the headings “Incorporation of Certain Information by Reference” and “Where You Can Find More Information,” carefully before you invest in any of our securities.

An investment in our securities involves a high degree of risk. Before deciding whether to invest in our securities, you should consider carefully the risks and uncertainties described in the section captioned “Risk Factors” contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed with the Securities and Exchange Commission, or the SEC, on March 17, 2025 and our other filings we make with the Securities and Exchange Commission from time to time, which are incorporated by reference herein in their entirety, together with other information in this prospectus and the information incorporated by reference herein.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is        , 2026.

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PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus and the documents incorporated by reference herein. This summary does not contain all of the information that you should consider before deciding to invest in our securities. You should read this entire prospectus carefully, including the section entitled “Risk Factors” beginning on page 6, our consolidated financial statements and the related notes and the other information incorporated by reference into this prospectus before making an investment decision.

This prospectus and the information incorporated by reference herein contain references to trademarks, service marks and trade names owned by us or other companies. Solely for convenience, trademarks, service marks and trade names referred to in this prospectus and the information incorporated by reference herein, including logos, artwork, and other visual displays, may appear without the ® or ® symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the rights of the applicable licensor to these trademarks, service marks and trade names. We do not intend our use or display of other companies’ trade names, service marks or trademarks to imply a relationship with, or endorsement or sponsorship of us by, any other companies. Other trademarks, trade names and service marks appearing in this prospectus and the documents incorporated by reference herein are the property of their respective owners.

Corporate Overview

We are a scientific leader in dermatology dedicated to the development and commercialization of products that address common and underserved skin conditions. In March 2025, we announced that we achieved statistically significant results from our Phase 3 STAR-1 clinical trial of XYNGARI™, formerly our lead prescription (“Rx”) candidate incorporating our Spongilla technology for moderate-to-severe acne. XYNGARI™ demonstrated statistically significant results across all three co-primary endpoints at weeks 4, 8, and 12 when compared with placebo. Following the successful completion of the STAR-1 trial, we conducted a full assessment of the Rx landscape and the continued Rx development pathway for XYNGARI™. In September 2025, after an extensive review of current trends in dermatology, changing patient preferences, and go-to market costs, management, with support from our board of directors, determined that a strategic shift to developing and distributing over the counter (OTC) dermatology products that are backed by science would be a better path to commercialization with potentially greater financial upside. We believe we can leverage our knowledge of our technology to create OTC products that are effective and that patients want to use. This repositioning should accelerate our path to commercialization, reduce our regulatory burden, and decrease company expenses when compared to developing a prescription product, all while being able to address broader consumer segments in the dermatology space.

We believe the dermatology market, from both an OTC and Rx perspective, has seen a substantial shift over the last few years, with an increasing trend of consumers first relying on OTC treatments for common dermatological diseases and conditions such as acne vulgaris (or “acne”), psoriasis vulgaris (or “psoriasis”), and acne rosacea (or “rosacea”), among others. Common dermatology issues, like acne with over 50 million patients in the U.S., are well known by patients with extensive publicly available information and thus patients are more willing to treat these diseases with OTC offerings prior to seeing a dermatologist. Over 70% of patients with acne first choose to try OTC products and wait at least one year before scheduling a visit with a dermatologist. Additionally, due to the lower price point for OTC products, a desire for self-administration, difficulty getting appointments with dermatologists, and enhanced convenience, many consumers are first relying on OTC products to fill their treatment needs. We believe that we can apply the clinical knowledge we have gained over the last ten years to design potentially commercialize products that incorporate OTC ingredients with our technology to offer patients easy access to affordable and effective OTC treatments for acne, psoriasis, seborrheic dermatitis and other skin diseases and conditions. While this is a major shift in strategy for our company, we believe it is the best path forward to meet our mission of providing patients with efficacious and safe treatment options.

We are currently working with a branding agency to build a new brand identity for our OTC treatments, which represents our core value of providing patients with skin care products that are natural but scientifically proven to work. We believe this new brand identity will bridge the gap between OTC products and Rx therapies, allowing patients to take control of their skin care needs and feel confident about the treatment outcomes of the products we plan to offer. As part of this new brand identity, we will be developing visual and verbal identities that bring to life the core essence of the new brand, which incorporates scientifically backed technology that targets the underlying causes of skin diseases with a consumer-friendly approach. We want customers to experience the efficacy and safety we saw in our previous clinical studies and to feel proud of their skin after using our products. We plan to develop and distribute a variety of OTC products that are backed by science but are easily accessible by patients who are more comfortable treating their skin problems independently with readily available OTC therapies. Our core values will remain unchanged during this strategic shift as we strive to provide patients with affordable, safe, and effective treatment options, but now they can directly order our products rather than having to see a physician to be prescribed treatment. We believe patients are seeking greater flexibility and freedom in treating their skin as a majority of patients first turn to OTC products before seeing a dermatologist. With the continued regulatory oversight of the OTC marketplace, patients should maintain confidence in the OTC therapies they can purchase without a prescription.

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We view this shift in consumer preferences as a significant benefit for the research we have completed to date. Over the past several years we have gained substantial knowledge of various dermatology diseases and what seems to work in treating these diseases. We plan to leverage this knowledge in creating a whole product line of skin care treatments that patients can access directly. We plan to launch our first product in the middle of 2026 which will consist of a once-weekly, topical acne kit that can be used by patients with mild, moderate, or severe acne. We have gained tremendous understanding of our Spongilla technology over the past many years and deeply understand the benefits of our technology being combined with OTC monograph active ingredients to topically treat a variety of dermatological conditions. Our technology is derived from a naturally grown freshwater sponge, Spongilla lacustris or Spongilla, which is processed into a fine, purified powder. Spongilla is a unique freshwater sponge that only grows in commercial quantities in select regions of the world which give our Spongilla technology its distinctive anti-microbial, anti-inflammatory, and mechanical properties. The combination of the proprietary harvesting protocol, developed with our exclusive supplier, and our post-harvest processing procedures produce an ingredient that optimizes the mechanical components as well as the organic components of our Spongilla technology, while eliminating any harmful bacteria that could be found in many freshwater sponges. We believe these unique components used in tandem with an OTC monograph active ingredient could produce a superior OTC product candidate unlike anything currently on the market. We plan for our product candidates to have multiple mechanisms of action for the effective and scientifically backed treatment of skin diseases and conditions.

We are currently finalizing the components and container closure for our initial acne kit, as well as completing the brand identity, with an expected launch in the middle of 2026. The acne kit will be a topical product applied once weekly by patients at home or in a dermatology or esthetician’s office. The product will utilize one active ingredient from FDA’s OTC acne monograph, which consist of OTC drugs that are generally recognized by FDA as safe and effective, in predefined doses, for specific therapeutic categories. These OTC active ingredients can be used alone or in combination with other ingredients and marketed as a treatment for various skin diseases or conditions, like acne. For our initial acne kit we plan on incorporating salicylic acid as the active ingredient in combination with our unique Spongilla technology to distribute a novel acne treatment kit we believe is unlike anything currently on the market. We have learned that our Spongilla technology has a unique combination of mechanical and chemical components, which provide unique benefits in various skin conditions. The mechanical components of the Spongilla powder consist of many microscopic siliceous, needle-like spicules that, when massaged into the skin, penetrate the stratum corneum (the skin’s outermost protective layer) and create microchannels into the dermis where pro-inflammatory cytokines and bacteria reside. We believe that the penetration of the spicules also leads to the opening of microchannels, which allow oxygen to enter pilosebaceous glands, helping to kill C. acnes, which grow in an anaerobic (without oxygen) environment (C. acnes are the bacteria that cause inflammatory lesions in acne patients). The spicules also cause turnover of the top layer of dead skin, thereby increasing collagen production resulting in skin rejuvenation. Additionally, we believe the newly created microchannels provide a conduit for Spongilla powder’s naturally occurring chemical compounds to be delivered to the dermis and pilosebaceous glands, helping to kill the C. acnes and reduce inflammation. In addition to anti-microbial compounds, the Spongilla powder also appears to have anti-inflammatory chemical compounds, as demonstrated during in vitro experiments, that inhibit inflammation through the reduction of C. acnes stimulated IL-8 production and by inhibiting IL-17A and IL-17F expression in human cell lines. Also, during in vitro studies of Spongilla powder’s organic compounds, we observed the inhibition of the lipogenesis of sebocytes, which may translate to a reduction in sebum (an oily and waxy substance produced by the human body’s sebaceous glands) production and the oiliness of the skin in patients. We believe the combination of an FDA approved OTC active ingredient with the multiple biological and mechanical effects of our Spongilla technology could be important factors in treating multiple inflammatory skin diseases and conditions.

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On January 17, 2025, we entered into a Clinical Trial Collaboration Agreement (the “Collaboration Agreement”) with Revance Therapeutics, Inc. (“Revance”) where we intended to conduct a Phase 2a clinical trial to evaluate the topical application of XYNGARI™ followed by the topical application of DAXXIFY® for the treatment of primary axillary hyperhidrosis. In light of our recent strategic shift to develop and distribute OTC pharmaceutical products, we plan to continue to discuss future opportunities for this collaboration with Revance. At this time, the initiation of the Phase 2a clinical trial has been placed on hold. We still believe there is a potential to utilize our Spongilla technology for the topical delivery of botulinum toxin, but with our strategic decision to withdraw the XYNGARI™ IND, we are currently evaluating the regulatory and commercial opportunities for this program.

We continue to evaluate alternative ways to leverage our Spongilla technology as a novel platform to enhance the topical delivery of large-molecules, like botulinum toxin, as a needle-free alternative to conventional intradermal injection of large molecules for medical and aesthetic skin conditions. Typically, for facial aesthetics, botulinum toxins are injected into facial muscles to reduce forehead, lateral canthal, and glabella deep lines. While currently only approved for the treatment of axillary hyperhidrosis, intradermal injections of botulinum toxin primarily affect neuromodulatory at the level of cutaneous nerves, sweat glands, and superficial muscle fibers, not via deep muscular paralysis as with intramuscular injections. However, there have been many studies conducted with intradermal injections of botulinum toxin for various aesthetic and medical skin conditions, showing its broad potential application. This is because the mechanism of action of botulinum toxin in the dermis acts to block acetylcholine release from the presynaptic nerve terminals. The primary effects are (1) reduced cholinergic activity (eccrine glands reduce sweating, sebaceous glands reduce sebum production, arrector pili and superficial muscle fibers reduce fine wrinkling resulting in smoother skin), 2) modulation of sensory nerves leading to a reduction in neurogenic inflammation, itching, and erythema (redness), and 3) indirect skin-tightening due to mild reduction of superficial muscle tone and possible microvascular effects. Intradermal injections of botulinum toxin have also shown cosmetic effects, including skin smoothing through reducing pore size, reducing fine lines, and a mild lifting effect from dermal tightening and reducing oil and sweat reduction. However, due to the difficulty, pain, and time-consuming nature of intradermal injections, there still remains few approved or widely practiced treatment options.

We believe our Spongilla technology can increase the number of intradermal uses for botulinum toxin by leveraging the unique microstructure of our Spongilla technology, to create microchannels into the dermis, enabling improved dermal penetration of botulinum toxins (i.e. Botox®). Using our microstructures to create microchannels into the dermis avoids the need to give multiple intradermal injections, which can be painful for patients and very time consuming for the dermatologist or esthetician. Additionally, our technology can allow for broad coverage of larger surface areas of the skin, which we believe will provide a better field effect of the botulinum toxin.

We plan to leverage our Spongilla technology platform for broad applicability across dermatologic and aesthetic skin conditions, potentially allowing dermatologists and estheticians to increase uses for the intradermal delivery of botulinum toxin. We believe this non-invasive approach could meaningfully expand the therapeutic and aesthetic utility of botulinum toxin for conditions such as axillary, palmar and plantar hyperhidrosis, acne, acne scars, rosacea, and improved skin aesthetics (including improvements in skin luminosity and brightness, reducing pore size and number of pores, reducing fine lines, and reducing skin oiliness by decreasing sebum production). Our initial clinical proof-of-concept studies using our Spongilla technology have demonstrated the ability to deliver botulinum toxin into the dermis for improvement in facial aesthetics as well as reduction in sweat production in patients with primary axillary hyperhidrosis. We plan to continue to explore additional uses for our Spongilla technology platform and look forward to getting our products in the hands of estheticians and dermatologists so they may better serve their patients.

Reverse Stock Split

On July 30, 2025, we filed a certificate of amendment (the “Amendment”) to our Certificate of Incorporation, as amended (the “Certificate of Incorporation”), with the Secretary of State of the State of Delaware, to effectuate a 1-for-10 reverse stock split (the “Reverse Split”) of our Common Stock without any change to its par value or the number of authorized shares of common stock. The Amendment became effective on August 1, 2025. No fractional shares were issued in connection with the Reverse Split and stockholders who would otherwise have been entitled to a fractional share of Common Stock were instead entitled to receive a proportional cash payment. All historical share and per share amounts included in this prospectus have been adjusted to reflect the Reverse Split.

Corporate Information

We were formed as a Delaware limited liability company under the name Dermata Therapeutics, LLC in December 2014. On March 24, 2021, we converted into a Delaware corporation and changed our name to Dermata Therapeutics, Inc.

“Dermata”, “XYNGARI” and our other common law trademarks, service marks or trade names appearing herein are the property of Dermata Therapeutics, Inc. We do not intend the use or display of other companies’ trademarks and trade names to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

Our mailing address is 3525 Del Mar Heights Rd., #322, San Diego, CA, 92130 and our telephone number is (858) 800-2543. Our website address is www.dermatarx.com.

Information contained in, or accessible through, our website does not constitute part of this prospectus or registration statement and inclusions of our website address in this prospectus or registration statement are inactive textual references only. You should not rely on any such information in making your decision whether to purchase our securities.

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THE OFFERING

Common Stock to be offered by the Selling Stockholders	Up to 6,207,730 shares of common stock, which are comprised of (i) 1,484,312 common Shares, (ii) 537,750 shares of common stock issuable upon exercise of the Pre-Funded Warrants, (iii) 2,022,062 shares of common stock issuable upon exercise of the Series C Warrants, (iv) 2,022,062 shares of common stock issuable upon exercise of the Series D Warrants, and (v) 141,544 shares of common stock issuable upon exercise of the Placement Agent Warrants.

Use of Proceeds

We will not receive any proceeds from the shares of common stock offered by the Selling Stockholders pursuant to this prospectus. However, we will receive the proceeds of any cash exercise of the Warrants. We intend to use the net proceeds from any cash exercise of the Warrants for working capital and general corporate purposes. Please see the section entitled see “Use of Proceeds” on page 13 of this prospectus for a more detailed discussion.

National Securities Exchange Listing	Our common stock and our Public Warrants are currently listed on Nasdaq under the symbols “DRMA” and “DRMAW,” respectively.

Risk Factors	An investment in our securities involves a high degree of risk. Please see the section entitled “Risk Factors” beginning on page 6 of this prospectus. In addition before deciding whether to invest in our securities, you should consider carefully the risks and uncertainties described in the section captioned “Risk Factors” contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2024 filed with the SEC on March 17, 2025, and other filings we make with the SEC from time to time, which are incorporated by reference herein in their entirety, together with other information in this prospectus and the information incorporated by reference herein.

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RISK FACTORS

An investment in our securities involves a high degree of risk. Before deciding whether to invest in our securities, you should consider carefully the risks and uncertainties described in the section captioned “Risk Factors” contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed with the SEC on March 17, 2025, as supplemented by our other filings we make with the SEC from time to time, which are incorporated by reference herein in their entirety, together with other information in this prospectus and the information incorporated by reference herein. If any of these risks actually occurs, our business, financial condition, results of operations or cash flow could suffer materially. In such an event, the trading price of our shares of common stock could decline, and you might lose all or part of your investment.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Except for historical information, this prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, (the “Securities Act”) and Section 21E of the Exchange Act of 1934, as amended (the “Exchange Act”). Forward-looking statements include statements with respect to our beliefs, plans, objectives, goals, expectations, anticipations, assumptions, estimates, intentions and future performance, and involve known and unknown risks, uncertainties and other factors, which may be beyond our control, and which may cause our actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. All statements other than statements of historical fact are statements that could be forward-looking statements. You can identify these forward-looking statements through our use of words such as “may,” “can,” “anticipate,” “assume,” “should,” “indicate,” “would,” “believe,” “contemplate,” “expect,” “seek,” “estimate,” “continue,” “plan,” “point to,” “project,” “predict,” “could,” “intend,” “target,” “potential” and other similar words and expressions of the future.

There are a number of important factors that could cause the actual results to differ materially from those expressed in any forward-looking statement made by us. These factors include, but are not limited to:

●	our lack of operating history;

●	the expectation that we will incur significant operating losses for the foreseeable future and will need significant additional capital;

●	the expectation that any planned OTC formulation, dosage, combination, or indications fall inside the scope of an applicable OTC monograph, will not require a new drug application, and are otherwise not challenged by FDA, state boards, or other regulators, any of which could delay or prevent launch or require reformulation, relabeling, additional testing, or other corrective actions;

●	the possibility that positive clinical data generated in the Rx setting are not predictive of consumer experience or commercial performance in the OTC context, and the limits such data may impose on the scope of permissible OTC claims;

●	the period over which we estimate our existing cash and cash equivalents will be sufficient to fund our future operating expenses and capital expenditure requirements;

●	our ability to timely secure and scale manufacturing, packaging, and quality systems suitable for OTC commercialization, including meeting lot release, stability, shelf life, and container-closure requirements, and to manage product returns, recalls, or withdrawals if quality issues arise;

●	our ability to successfully execute our strategic pivot from Rx to OTC, including our capacity to design, formulate, manufacture, package and distribute products that comply with applicable federal, state and international OTC requirements and standards, including FDA OTC monographs, current good manufacturing practices applicable to OTC products, labeling and Drug Facts requirements, and other enforcement policies;

●	our ability to establish and maintain distribution and sales channels, including direct-to-consumer e-commerce, professional/clinic channels, and any retail partners, and to manage channel economics, chargebacks, returns, and working capital needs;

●	our current and future capital requirements to support our development and commercialization efforts for our product candidates and our ability to satisfy our capital needs;

●	our dependence on our product candidates, which are not yet available for commercial sale;

●	our ability to acquire sufficient quantities of raw material needed to manufacture our product candidates;

●	our, or that of our third-party manufacturers, ability to manufacture cGMP quantities of our product candidates as required for clinical trials and, subsequently, our ability to manufacture commercial quantities of our product candidates for commercial sale;

●	our lack of a sales and marketing organization and our ability to effectively commercialize our product candidates, including in connection with our recent pivot to the OTC market;

●	our dependence on third parties to manufacture our product candidates;

●	our ability to maintain or protect the validity of our intellectual property;

●	our ability to internally develop new inventions and intellectual property;

●	interpretations of current laws and the passages of future laws;

●	impacts of increased trade tariffs, import quotas or other trade restrictions or measures taken by the United States and other countries, including changes in U.S. trade policies that have been and may be made by the Trump presidential administration;

●	acceptance of our business model by investors;

●	the accuracy of our estimates regarding expenses and capital requirements;

●	the accuracy of our estimate forecast for future commercial sales of our product candidates;

●	our ability to adequately support organizational and business growth; and

●	other factors discussed in our most recent Annual Report on Form 10-K.

The foregoing does not represent an exhaustive list of matters that may be covered by the forward-looking statements contained herein, or those documents incorporated by reference, or risk factors that we are faced with that may cause our actual results to differ from those anticipated in our forward-looking statements. Please see “Risk Factors” for additional risks which could adversely impact our business and financial performance.

All forward-looking statements are expressly qualified in their entirety by this cautionary notice. You are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date of this prospectus, or the date of the document incorporated by reference into this prospectus. We have no obligation, and expressly disclaim any obligation, to update, revise or correct any of the forward-looking statements, whether as a result of new information, future events or otherwise. We have expressed our expectations, beliefs and projections in good faith, and we believe they have a reasonable basis. However, we cannot assure you that our expectations, beliefs, or projections will result or be achieved or accomplished.

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PRIVATE PLACEMENT

On December 23, 2025, we entered into a securities purchase agreement (the “Purchase Agreement”) with certain institutional and accredited investors for the issuance and sale in a private placement (the “Private Placement”) of (i) 1,484,312 common shares, (ii) Pre-Funded Warrants to purchase up to 537,750 shares of common stock, with an exercise price of $0.001 per share, (iii) Series C Warrants to purchase up to 2,022,062 shares of common stock, with an exercise price of $2.04 per share and (iv) Series D Warrants to purchase up to 2,022,062 shares of common stock with an exercise price of $2.04 per share.

The Series C Warrants will be exercisable on or after the date of the Stockholder Approval until the five (5) year anniversary of Stockholder Approval. The Series D Warrants will be exercisable on or after the date of Stockholder Approval until the twenty-four (24) month anniversary of Stockholder Approval. The Private Placement closed on December 29, 2025 (the “Closing Date”).

Company insiders, including our Chief Executive Officer, Chief Financial Officer and certain members of our management team, participated in the Private Placement. These company insiders purchased an aggregate of 735,294 common shares and Common Warrants to purchase up to an aggregate of 1,470,588 shares of common stock, for an aggregate purchase price of $1.5 million. The purchase price per Share and accompanying Common Warrant for these Company insiders was the same as paid by other investors in the Private Placement.

In connection with the Private Placement, we entered into a registration rights agreement (the “Registration Rights Agreement”), dated as of December 23, 2025, with the investors, pursuant to which we agreed to prepare and file a registration statement registering the resale of the Shares and the Pre-Funded Warrant Shares and Common Warrant Shares no later than thirty (30) days after the date of the Registration Rights Agreement, and to use our best efforts to have the registration statement declared effective as promptly as practical thereafter, and in any event no later than sixty (60) days following the date of the Registration Rights Agreement (or ninety (90) days following the date of the Registration Rights Agreement in the event of a “full review” by the SEC). We have filed the registration statement of which this prospectus forms a part pursuant to the Registration Rights Agreement.

H.C. Wainwright & Co., LLC (the “Placement Agent”) served as our exclusive placement agent in connection with the Private Placement, pursuant to that certain engagement letter, dated as of September 10, 2024, as amended, between the Company and Wainwright (the “Engagement Letter”). Pursuant to the Engagement Letter, we paid the Placement Agent (i) a cash fee equal to (x) 7.0% of the aggregate gross proceeds of the Private Placement raised from outside institutional investors, and (y) 3.5% of the aggregate gross proceeds of the Private Placement raised from insider investors, (ii) a management fee of 1.0% of the aggregate gross proceeds of the Private Placement, (iii) a non-accountable expense allowance of $25,000, and (iv) an accountable expense allowance of $40,000. In addition, in connection with the Private Placement, we issued the Placement Agent or its designees the Placement Agent Warrants.

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SELLING STOCKHOLDERS

This prospectus covers the resale or other disposition by the Selling Stockholders identified in the table below of up to an aggregate 6,207,730 shares of our common stock including those issuable upon the exercise of the Warrants. The Selling Stockholders acquired their securities in the transactions described above under the heading “Private Placement.”

The Warrants held by the Selling Stockholders contain limitations which prevent the holder from exercising such Warrants if such exercise would cause the Selling Stockholders, together with certain related parties, to beneficially own a number of shares of common stock which would exceed 4.99% (or, at the election of the holder, 9.99%) of our then outstanding shares of common stock following such exercise, excluding for purposes of such determination, shares of common stock issuable upon exercise of the Warrants which have not been exercised.

The table below sets forth, as of January 21, 2026, the following information regarding the Selling Stockholders:

●	the names of the Selling Stockholders;

●	the number of shares of common stock owned by the Selling Stockholders prior to this offering, without regard to any beneficial ownership limitations contained in the Warrants;

●	the number of shares of common stock to be offered by the Selling Stockholders in this offering;

●	the number of shares of common stock to be owned by the Selling Stockholders assuming the sale of all of the shares of common stock covered by this prospectus; and

●	the percentage of our issued and outstanding shares of common stock to be owned by Selling Stockholders assuming the sale of all of the shares of common stock covered by this prospectus based on the number of shares of common stock issued and outstanding as of January 21, 2026.

Except as described above, the number of shares of common stock beneficially owned by the Selling Stockholders has been determined in accordance with Rule 13d-3 under the Exchange Act and includes, for such purpose, shares of common stock that the Selling Stockholders has the right to acquire within 60 days of January 21, 2026.

All information with respect to the common stock ownership of the Selling Stockholders has been furnished by or on behalf of the Selling Stockholders. We believe, based on information supplied by the Selling Stockholders, that except as may otherwise be indicated in the footnotes to the table below, the Selling Stockholders has sole voting and dispositive power with respect to the shares of common stock reported as beneficially owned by the Selling Stockholders. Because the Selling Stockholders identified in the table may sell some or all of the shares of common stock beneficially owned by them and covered by this prospectus, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares of common stock, no estimate can be given as to the number of shares of common stock available for resale hereby that will be held by the Selling Stockholders upon termination of this offering. In addition, the Selling Stockholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, the shares of common stock they beneficially own in transactions exempt from the registration requirements of the Securities Act after the date on which they provided the information set forth in the table below. We have, therefore, assumed for the purposes of the following table, that the Selling Stockholders will sell all of the shares of common stock owned beneficially by it that are covered by this prospectus, but will not sell any other shares of common stock that they presently own. Except as set forth below, neither the Selling Stockholders, nor any persons (entities or natural persons) who have control over the Selling Stockholders, have held any position or office, or have otherwise had a material relationship, with us or any of our subsidiaries within the past three years other than as a result of the ownership of our shares of common stock or other securities.

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Name of Selling Stockholders	Shares Owned prior to Offering	Shares Offered by this Prospectus	Shares Owned after Offering	Percentage of Shares Beneficially Owned after Offering (1)
Bigger Capital Fund, LP (2)	1,470,600	1,470,600	-	-
District 2 Capital Fund LP(3)	367,648	367,647	1	*
Intracoastal Capital LLC (4)	469, 758	441,177	28,581	1.0%
Bristol Investment Fund, Ltd.(5)	441,177	441,177	-	-
Kingsbrook Opportunities Master Fund LP (6)	76,530	73,530	3,000	*
Boothbay Absolute Return Strategies, LP (7)	302,069	294,120	7,949	*
Stuywater Capital LLC (8)	367,650	367,650	-	-
Proehl Family Trust (9)	1,470,706	1,470,588	118	*
Sean Michael Proehl Irrevocable Trust Dated December 18, 2020 (10)	367,661	367,647	14	*
Kyri K. Van Hoose (11)	403,728	367,647	36,081	1.3%
Craig Hodges (12)	147,057	147,057	-	-
The Julie and Kenneth Saffir Revocable Living Trust (13)	147,957	147,057	900	*
Robert E. Clements Jr. Revocable Trust (14)	138,527	73,527	65,000	2.2%
San Diego Torrey Hills Capital Inc. (15)	36,762	36,762	-	-
Noam Rubinstein (16)	65,895	44,586	21,309	2.3%
Wilson Drive Holdings LLC (17)	7,060	4,777	2,283	*
Augustus Trading LLC(18)	90,765	90,765	-	-
Charles Worthman (16)	2,093	1,416	677	*

* Less than 1.0%.

(1)	Percentages are based on 2,835,343 shares of common stock outstanding as of January 14, 2026.

(2)	Includes (i) 75,000 shares of common stock, (ii) pre-funded warrants to purchase up to 415,200 shares of common stock, subject to a beneficial ownership limitation of 9.99% and (iii) warrants to purchase up to 980,400 shares of common stock, which include the Series C Warrants to purchase up to 490,200 shares of common stock, subject to a beneficial ownership limitation of 4.99%, and the Series D Warrants to purchase up to 490,200 shares of common stock, subject to a beneficial ownership limitation of 4.99%. The securities may be deemed to be beneficially owned by Michael Bigger, Managing Member of the general partner of Bigger Capital Fund LP (“Bigger Capital”). The address for Bigger Capital is 11700 W Charleston Blvd 170-659 Las Vegas, NV 89135.

(3)

Includes (i) 122,549 shares of common stock, (ii) warrants to purchase up to 245,098 shares of common stock, which include the Series C Warrants to purchase up to 122,549 shares of common stock, and the Series D Warrants to purchase up to 122,549 shares of common stock and (iii) a warrant exercisable for 1 share of common stock. The securities may be deemed to be beneficially owned by Michael Bigger, Managing Member of the general partner of District 2 Capital Fund LP (“District 2”). The address for District 2 is 14 Wall Street, 2nd floor, Huntington, NY 11743.

(4)	Includes (i) 147,059 shares of common stock, (ii) warrants to purchase up to 294,118 shares of common stock, which include the Series C Warrants to purchase up to 147,059 shares of common stock, subject to a beneficial ownership limitation of 4.99%, and the Series D Warrants to purchase up to 147,059 shares of common stock, subject to a beneficial ownership limitation of 4.99%, and (iii) other warrants exercisable for an aggregate of 28,581 shares of common stock. Mitchell P. Kopin and Daniel B. Asher, each of whom are managers of Intracoastal Capital LLC (“Intracoastal”), have shared voting control and investment discretion over the securities reported herein that are held by Intracoastal. As a result, each of Mr. Kopin and Mr. Asher may be deemed to have beneficial ownership (as determined under Section 13(d) of the Exchange Act) of the securities reported herein that are held by Intracoastal. The address for Intracoastal is 245 Palm Trail, Delray Beach, FL 33483.

(5)

Includes (i) 147,059 shares of common stock, and (ii) warrants to purchase up to 294,118 shares of common stock, which include the Series C Warrants to purchase up to 147,059 shares of common stock, subject to a beneficial ownership limitation of 9.99%, and the Series D Warrants to purchase up to 147,059 shares of common stock, subject to a beneficial ownership limitation of 9.99%. Paul Kessler, as director of Bristol Investment Fund Ltd. (“BIF”), has voting and investment control over the securities held by BIF and therefore may be deemed to beneficially own the securities reported herein that are held by BIF. The mailing address for BIF is c/o Bristol Capital Advisors, LLC, 1090 Center Drive Park City, UT.

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(6)

Includes (i) 24,510 shares of common stock, (ii) warrants to purchase up to 49,020 shares of common stock, which include the Series C Warrants to purchase up to 24,510 shares of common stock, subject to a beneficial ownership limitation of 4.99%, and the Series D Warrants to purchase up to 24,510 shares of common stock, subject to a beneficial ownership limitation of 4.99%, and (iii) other warrants exercisable for an aggregate of 3,000 shares of common stock. Kingsbrook Partners LP (“Kingsbrook Partners”) is the investment manager of Kingsbrook Opportunities Master Fund LP (“Kingsbrook Opportunities”) and consequently has voting control and investment discretion over securities held by Kingsbrook Opportunities. Kingsbrook Opportunities GP LLC (“Opportunities GP”) is the general partner of Kingsbrook Opportunities and may be considered the beneficial owner of any securities deemed to be beneficially owned by Kingsbrook Opportunities. KB GP LLC (“GP LLC”) is the general partner of Kingsbrook Partners and may be considered the beneficial owner of any securities deemed to be beneficially owned by Kingsbrook Partners. Ari J. Storch, Adam J. Chill and Scott M. Wallace are the sole managing members of Opportunities GP and GP LLC and as a result may be considered beneficial owners of any securities deemed beneficially owned by Opportunities GP and GP LLC. Each of Kingsbrook Partners, Opportunities GP, GP LLC and Messrs. Storch, Chill and Wallace disclaim beneficial ownership of these securities. The address for Kingsbrook Opportunities Master Fund LP is c/o Kingsbrook Partners LP, 689 Fifth Avenue, 12th Floor, New York, NY 10022.

(7)

Includes (i) 98,040 shares of common stock, (ii) warrants to purchase up to 196,080 shares of common stock, which include the Series C Warrants to purchase up to 98,040 shares of common stock, subject to a beneficial ownership limitation of 4.99%, and the Series D Warrants to purchase up to 98,040 shares of common stock, subject to a beneficial ownership limitation of 4.99%, and (iii) other warrants exercisable for an aggregate of 7,949 shares of common stock. Boothbay Absolute Return Strategies, LP, a Delaware limited partnership (“BBARS”), is managed by Boothbay Fund Management, LLC, a Delaware limited liability company (“Boothbay”). Boothbay, in its capacity as the investment manager of BBARS, has delegated to Kingsbrook Partners LP, a Delaware limited partnership, the power to vote and the power to direct the disposition of all securities held by BBARS that are being registered hereby. Ari Glass is the Managing Member of Boothbay. Each of BBARS, Boothbay and Mr. Glass disclaim beneficial ownership of these securities, except to the extent of any pecuniary interest therein. The address for BBARS is c/o Kingsbrook Partners LP, 689 Fifth Avenue, 12th Floor, New York, NY 10022.

(8)

Includes (i) pre-funded warrants to purchase up to 122,550 shares of common stock, subject to a beneficial ownership limitation of 4.99% (ii) warrants to purchase up to 245,100 shares of common stock, which include the Series C Warrants to purchase up to 122,550 shares of common stock, subject to a beneficial ownership limitation of 4.99%, and the Series D Warrants to purchase up to 122,550 shares of common stock, subject to a beneficial ownership limitation of 4.99%. Noam Rubinstein is the managing member of Stuywater Capital LLC (“Stuywater”) and holds voting and dispositive power over the securities that are held by Stuywater. As a result, he may be deemed to have beneficial ownership (as determined under Section 13(d) of the Exchange Act, as amended) of the securities reported herein that are held by Stuywater. Mr. Rubinstein is affiliated with the Placement Agent. See Footnote (16) below for additional information regarding our relationship with the Placement Agent. The address for Stuywater is 430 Park Ave, 3rd Floor, New York, NY 10022.

(9)

Mr. Gerald T. Proehl is the Chief Executive Officer and the Chairman of our board of directors. Mr. Proehl serves as the Trustee of Proehl Family Trust (“PFT”). Includes (i) 490,255 shares of common stock, and (ii) warrants to purchase up to 980,392 shares of common stock, which include the Series C Warrants to purchase up to 490,196 shares of common stock, subject to a beneficial ownership limitation of 9.99%, the Series D Warrants to purchase up to 490,196 shares of common stock, subject to a beneficial ownership limitation of 9.99%, and other warrants exercisable for up to an aggregate of 59 shares of common stock. The securities may be deemed to be beneficially owned by Mr. Proehl as trustee of PFT. The address for Mr. Proehl and PFT is c/o Dermata Therapeutics, Inc., 3525 Del Mar Heights Rd., #322 San Diego, CA 92130.

(10)

Mr. Gerald T. Proehl serves as the Trustee of Sean Michael Proehl Irrevocable Trust Dated December 18, 2020 (“SMP Trust”). Mr. Proehl is the Chief Executive Officer and the Chairman of our board of directors. Includes (i) 122,563 shares of common stock, and (ii) warrants to purchase up to 245,098 shares of common stock, which include the Series C Warrants to purchase up to 122,549 shares of common stock, subject to a beneficial ownership limitation of 4.99%, and the Series D Warrants to purchase up to 122,549 shares of common stock, subject to a beneficial ownership limitation of 4.99%. The securities may be deemed to be beneficially owned by Mr. Proehl as trustee of SMP Trust. The address for Mr. Proehl and SMP Trust is c/o Dermata Therapeutics, Inc., 3525 Del Mar Heights Rd., #322 San Diego, CA 92130.

(11)

Ms. Van Hoose is our SVP and Chief Financial Officer. Includes (i) 2,333 shares of common stock issuable upon exercise of outstanding options, of which 160 have vested as of December 31, 2025, (ii) 130,423 shares of common stock, (ii) warrants to purchase up to 245,098 shares of common stock, which include, the Series C Warrants to purchase up to 122,549 shares of common stock, subject to a beneficial ownership limitation of 4.99%, and the Series D Warrants to purchase up to 122,549 shares of common stock, subject to a beneficial ownership limitation of 4.99%, and (iii) other warrants exercisable for an aggregate of 7,874 shares of common stock. The address for Ms. Van Hoose is c/o Dermata Therapeutics, Inc., 3525 Del Mar Heights Rd., #322 San Diego, CA 92130.

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(12)

Includes (i) 49,019 shares of common stock, and (ii) warrants to purchase up to 98,038 shares of common stock, which include the Series C Warrants to purchase up to 49,019 shares of common stock, subject to a beneficial ownership limitation of 4.99%, and the Series D Warrants to purchase up to 49,019 shares of common stock, subject to a beneficial ownership limitation of 4.99%. The address for Mr. Hodges is 2905 Maple Ave, Dallas, TX 75201.

(13)

Includes (i) 49,919 shares of common stock, and (ii) warrants to purchase up to 98,038 shares of common stock, which include the Series C Warrants to purchase up to 49,019 shares of common stock, subject to a beneficial ownership limitation of 4.99%, and the Series D Warrants to purchase up to 49,019 shares of common stock, subject to a beneficial ownership limitation of 4.99%. The securities may be deemed to be beneficially owned by Kenneth Saffir as trustee of the Julie and Kenneth Saffir Revocable Living Trust. The address for the Julie and Kenneth Saffir Revocable Living Trust is 4588 Vista De La Patria, Del Mar CA 92014.

(14)

Includes (i) 89,509 shares of common stock, and (ii) warrants to purchase up to 49,018 shares of common stock, which include the Series C Warrants to purchase up to 24,509 shares of common stock and the Series D Warrants to purchase up to 24,509 shares of common stock, subject to a beneficial ownership limitation of 4.99%. The securities may be deemed to be beneficially owned by Robert R. Clements Jr. as trustee of the Robert R. Clements Jr. Revocable Trust. The address for Robert R. Clements Jr. Revocable Trust is 2105 Clearwater Trail, Carrollton TX 75010.

(15)

Includes (i) 12,254 shares of common stock, and (ii) warrants to purchase up to 24,508 shares of common stock, which include the Series C Warrants to purchase up to 12,254 shares of common stock, subject to a beneficial ownership limitation of 4.99%, and the Series D Warrants to purchase up to 12,254 shares of common stock, subject to a beneficial ownership limitation of 4.99%. Clifford Mastricola, as president of San Diego Torrey Hills Capital, Inc. (“Torrey Hills Capital”), may be deemed to beneficially own the securities reported herein that are held by Torrey Hills Capital The address for Torrey Hills Capital is 16236 San Dieguito Rd., Suite 2-10, PO Box 8071, Rancho Santa Fe CA 92067.

(16)

Each of the Selling Stockholders is affiliated with H.C. Wainwright & Co., LLC, a registered broker dealer with a registered address of H.C. Wainwright & Co., LLC, 430 Park Ave, 3rd Floor, New York, NY 10022, and has sole voting and dispositive power over the securities held. The number of shares owned prior to this offering consist of shares of common stock issuable upon exercise of the Placement Agent Warrants and other warrants received as compensation in connection with offerings consummated by us in March 2025, January 2025, September 2024, May 2024, November 2023, May 2023, and March 2023. The Selling Stockholders acquired the Placement Agent Warrants in the ordinary course of business and, at the time the Placement Agent Warrants were acquired, the Selling Stockholders had no agreement or understanding, directly or indirectly, with any person to distribute such securities. H.C. Wainwright & Co., LLC served as our exclusive financial advisor in connection with the Private Placement, for which it received compensation as described above under the section titled “Private Placement.”

(17)

The number of shares owned prior to this offering consist of (i) 4,777 shares of common stock issuable upon exercise of Placement Agent Warrants which have been issued as compensation in the Private Placement to Wilson Drive Holdings LLC, and (ii) 2,283 shares of common stock issuable upon exercise of other warrants which have been issued to Mr. Craig Schwabe in connection with prior financings we have consummated. The securities offered in this offering are held by Wilson Drive Holdings LLC with a registered address of 600 Lexington Avenue, 32nd Floor, New York, NY 10022. Craig Schwabe is the managing member of Wilson Drive Holdings LLC and has the power to vote and dispose the securities held. Neither Wilson Drive Holdings LLC nor Mr. Schwabe is a broker-dealer. Mr. Schwabe is affiliated with the following registered broker-dealers: H.C. Wainwright & Co., LLC, Rodman & Renshaw LLC and Stockblock Securities LLC. The securities were acquired in the ordinary course of business and, at the time the securities were acquired, the selling stockholder had no agreement or understanding, directly or indirectly, with any person to distribute such securities. Mr. Schwabe has not held any position or office or has had any other material relationship with the Company (or its predecessors or affiliates) during the past three years.

(18)	The number of shares owned prior to this offering consist of 90,765 shares of common stock issuable upon exercise of Placement Agent Warrants which have been issued as compensation in the Private Placement. Orsium Capital LLC, the authorized agent to Augustus Trading LLC, has discretionary authority to vote and dispose of the securities held by Augustus Trading LLC and may be deemed to be the beneficial owner (as determined under Section 13(d) of the Exchange Act) of these securities. Olivier Morali, in his capacity as managing member of Orsium Capital LLC, may also be deemed to have investment discretion and voting power over the shares held by Augustus Trading LLC. Orsium Capital LLC and Mr. Morali each disclaims any beneficial ownership of these securities. The business address of Augustus Trading LLC is 430 Park Ave, 3rd Floor, New York NY 10022.

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USE OF PROCEEDS

The common stock to be offered and sold using this prospectus will be offered and sold by the Selling Stockholders named in this prospectus. Accordingly, we will not receive any proceeds from any sale of shares of common stock in this offering. We will pay all of the fees and expenses incurred by us in connection with this registration. However, we will receive the proceeds of any cash exercise of the Warrants. We intend to use the net proceeds from any cash exercise of the Warrants for working capital and general corporate purposes.

PLAN OF DISTRIBUTION

The Selling Stockholders of the securities and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on The Nasdaq Capital Market or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. A Selling Stockholder may use any one or more of the following methods when selling securities:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlement of short sales;

●	in transactions through broker-dealers that agree with the Selling Stockholders to sell a specified number of such securities at a stipulated price per security;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell securities under Rule 144 or any other exemption from registration under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2121; and in the case of a principal transaction a markup or markdown in compliance with FINRA Rule 2121.

In connection with the sale of the securities or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The Selling Stockholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

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The Selling Stockholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Stockholder has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

We are required to pay certain fees and expenses incurred by us incident to the registration of the securities. We have agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the securities may be resold by the Selling Stockholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for the Company to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the common stock by the Selling Stockholders or any other person. We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

Our common stock is quoted on Nasdaq under the symbol “DRMA.”

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DESCRIPTION OF SECURITIES

The following summary of the rights of our capital stock is not complete and is subject to and qualified in its entirety by reference to our Amended and Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”) and Amended and Restated Bylaws, as amended (the “Bylaws”)  copies of which are filed as exhibits to the registration statement of which this prospectus forms a part.

General

We have 260,000,000 shares of capital stock authorized under our amended and restated certificate of incorporation, consisting of 250,000,000 shares of common stock with a par value of $0.0001 per share and 10,000,000 shares of preferred stock with a par value of $0.0001 per share. Our authorized but unissued shares of common stock and preferred stock are available for issuance without further action by our stockholders, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded in the future.

Common Stock

Holders of our common stock are entitled to such dividends as may be declared by our board of directors out of funds legally available for such purpose. The shares of common stock are neither redeemable nor convertible. Holders of common stock have no preemptive or subscription rights to purchase any of our securities.

Each holder of our common stock is entitled to one vote for each such share outstanding in the holder’s name. No holder of common stock is entitled to cumulate votes in voting for directors.

In the event of our liquidation, dissolution or winding up, the holders of our common stock are entitled to receive pro rata our assets, which are legally available for distribution, after payments of all debts and other liabilities. All of the outstanding shares of our common stock are fully paid and non-assessable.

Preferred Stock

Our board of directors has the authority, without further action by our stockholders, to issue up to 10,000,000 shares of preferred stock in one or more classes or series and to fix the designations, rights, preferences, privileges and restrictions thereof, without further vote or action by the stockholders. These rights, preferences and privileges could include dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting, or the designation of, such class or series, any or all of which may be greater than the rights of common stock. The issuance of our preferred stock could adversely affect the voting power of holders of common stock and the likelihood that such holders will receive dividend payments and payments upon our liquidation. In addition, the issuance of preferred stock could have the effect of delaying, deferring or preventing a change in control of our company or other corporate action. No shares of preferred stock are currently outstanding, and we have no present plan to issue any shares of preferred stock.

Anti-Takeover Effects of Delaware law and Our Certificate of Incorporation and Bylaws

The provisions of Delaware law, our Certificate of Incorporation and our Bylaws may have the effect of delaying, deferring or discouraging another party from acquiring control of us.

Section 203 of the Delaware General Corporation Law

We are subject to Section 203 of the Delaware General Corporation Law (the “DGCL”), which prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years after the date that such stockholder became an interested stockholder, with the following exceptions:

●	before such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

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●	upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction began, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

●	on or after such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of the stockholder, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

In general, Section 203 defines business combination to include the following:

●	any merger or consolidation involving the corporation and the interested stockholder;

●	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

●	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

●	any transaction involving the corporation that has the effect of increasing the proportionate share of the stock or any class or series of the corporation beneficially owned by the interested stockholder; or

●	the receipt by the interested stockholder of the benefit of any loss, advances, guarantees, pledges or other financial benefits by or through the corporation.

In general, Section 203 defines an “interested stockholder” as an entity or person who, together with the person’s affiliates and associates, beneficially owns, or within three years prior to the time of determination of interested stockholder status did own, 15% or more of the outstanding voting stock of the corporation.

Certificate of Incorporation and Bylaws

Our Certificate of Incorporation and Bylaws provide for:

●	authorizing the issuance of “blank check” preferred stock, the terms of which may be established and shares of which may be issued without stockholder approval;

●	limiting the removal of directors by the stockholders;

●	requiring a supermajority vote of stockholders to amend our bylaws or certain provisions our certificate of incorporation;

●	prohibiting stockholder action by written consent, thereby requiring all stockholder actions to be taken at a meeting of our stockholders;

●	eliminating the ability of stockholders to call a special meeting of stockholders;

●	establishing advance notice requirements for nominations for election to the board of directors or for proposing matters that can be acted upon at stockholder meetings;

●	establishing Delaware as the exclusive jurisdiction for certain stockholder litigation against us; and

●	a classified board of directors.

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Potential Effects of Authorized but Unissued Stock

We have shares of common stock and preferred stock available for future issuance without stockholder approval. We may utilize these additional shares for a variety of corporate purposes, including future public offerings to raise additional capital, to facilitate corporate acquisitions or payment as a dividend on the capital stock.

The existence of unissued and unreserved common stock and preferred stock may enable our board of directors to issue shares to persons friendly to current management or to issue preferred stock with terms that could render more difficult or discourage a third-party attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise, thereby protecting the continuity of our management. In addition, the board of directors has the discretion to determine designations, rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences of each series of preferred stock, all to the fullest extent permissible under the DGCL and subject to any limitations set forth in our certificate of incorporation. The purpose of authorizing the board of directors to issue preferred stock and to determine the rights and preferences applicable to such preferred stock is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing desirable flexibility in connection with possible financings, acquisitions and other corporate purposes, could have the effect of making it more difficult for a third-party to acquire, or could discourage a third-party from acquiring, a majority of our outstanding voting stock.

Choice of Forum

Unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for any stockholder to bring (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of fiduciary duty owed by any director, officer or other employee of the Company or the Company’s stockholders, creditors or constituents, (iii) any action asserting a claim against the Company or any director or officer of the Company arising pursuant to, or a claim against the Company or any director or officer of the Company, with respect to the interpretation or application of any provision of, the DGCL, our certificate of incorporation or bylaws, or (iv) any action asserting a claim governed by the internal affairs doctrine, except for, in each of the aforementioned actions, any claims to which the Court of Chancery of the State of Delaware determines it lacks jurisdiction. This provision will not apply to claims arising under the Exchange Act, the Securities Act or for any other federal securities laws which provide for exclusive federal jurisdiction. However, the exclusive forum provision provides that unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States of America will be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. Therefore, this provision could apply to a suit that falls within one or more of the categories enumerated in the exclusive forum provision and that asserts claims under the Securities Act, inasmuch as Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. There is uncertainty as to whether a court would enforce such an exclusive forum provision with respect to claims under the Securities Act.

Whether a court would enforce the provision and that investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. Although we believe this provision benefits us by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, the provision may have the effect of discouraging lawsuits against our directors and officers.

Transfer Agent and Registrar

The name, address and telephone number of our stock transfer agent is Odyssey Transfer and Trust Company. The transfer agent address is 860 Blue Gentian Road, Suite 320, Eagan, MN 55121, email: clientsus@odysseytrust.com.

National Securities Exchange Listing

Our common stock is currently listed on Nasdaq under the symbol “DRMA.”

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LEGAL MATTERS

The validity of the shares of common stock offered hereby will be passed upon for us by Lowenstein Sandler LLP, New York, New York.

EXPERTS

The financial statements of Dermata Therapeutics, Inc. as of December 31, 2024 and 2023 and for the years then ended incorporated in this prospectus by reference from the Annual Report on Form 10-K of the Company for the year ended December 31, 2024, have been audited by Baker Tilly US, LLP, an independent registered public accounting firm, as stated in their report (which report expresses an unqualified opinion and includes an explanatory paragraph relating to a going concern uncertainty). Such financial statements are incorporated by reference in reliance upon the report of such firm given their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the shares of common stock offered by this prospectus. This prospectus, which is part of the registration statement, omits certain information, exhibits, schedules and undertakings set forth in the registration statement. For further information pertaining to us and our securities, reference is made to our SEC filings and the registration statement and the exhibits and schedules to the registration statement. Statements contained in this prospectus as to the contents or provisions of any documents referred to in this prospectus are not necessarily complete, and in each instance where a copy of the document has been filed as an exhibit to the registration statement, reference is made to the exhibit for a more complete description of the matters involved.

In addition, registration statements and certain other filings made with the SEC electronically are publicly available through the SEC’s web site at http://www.sec.gov. The registration statement, including all exhibits and amendments to the registration statement, has been filed electronically with the SEC.

We are subject to the information and periodic reporting requirements of the Exchange Act, as amended, and, in accordance with such requirements, will file periodic reports, proxy statements, and other information with the SEC. These periodic reports, proxy statements, and other information will be available for inspection and copying at the web site of the SEC referred to above. We also maintain a website at https://www.dermatarx.com, at which you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. The information contained in, or that can be accessed through, our website is not part of, and is not incorporated into, this prospectus. We have included our website address in this prospectus solely as an inactive textual reference.

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INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information that we file with it into this prospectus, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC will automatically update and supersede information contained in this prospectus and any accompanying prospectus supplement.

We incorporate by reference the documents listed below that we have previously filed with the SEC:

●	our Annual Report on Form 10-K for the year ended December 31, 2024, as filed with the SEC on March 17, 2025;

●	our Quarterly Reports on Form 10-Q for the periods ended March 31, 2025, as filed with the SEC on May 14, 2025, June 30, 2025, as filed with the SEC on August 13, 2025, and September 30, 2025, as filed with the SEC on November 14, 2025;

●	our Current Reports on Form 8-K as filed with the SEC on January, 21, 2025, January 23, 2025, March 25, 2025, March 27, 2025, March 28, 2025, April 15, 2025, May 16, 2025, June 5, 2025, July 7, 2025, July 16, 2025, July 30, 2025, August 25, 2025, September 10, 2025, September 17, 2025, November 7, 2025, November 18, 2025, and December 29, 2025 (other than any portions thereof deemed furnished and not filed); and

●	the description of our common stock and warrants contained in our Registration Statement on Form 8-A filed with the SEC on August 11, 2021, including any amendments and reports filed for the purpose of updating such description, including the description of our common stock included as Exhibit 4.12 to our Annual Report on Form 10-K for the year ended December 31, 2024, filed with the SEC on March 17, 2025.

All reports and other documents that we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial registration statement and prior to effectiveness of the registration statement, and after the date of this prospectus but before the termination of the offering of the securities hereunder will also be considered to be incorporated by reference into this prospectus from the date of the filing of these reports and documents, and will supersede the information herein; provided, however, that all reports, exhibits and other information that we “furnish” to the SEC will not be considered incorporated by reference into this prospectus. We undertake to provide without charge to each person (including any beneficial owner) who receives a copy of this prospectus, upon written or oral request, a copy of all of the preceding documents that are incorporated by reference (other than exhibits, unless the exhibits are specifically incorporated by reference into these documents). You may request a copy of these materials in the manner set forth under the heading “Where You Can Find More Information,” above.

We will provide you without charge, upon your oral or written request, with a copy of any or all reports, proxy statements and other documents we file with the SEC, as well as any or all of the documents incorporated by reference in this prospectus or the registration statement (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into such documents). Requests for such copies should be directed to:

Dermata Therapeutics, Inc.

Attn: Gerald T. Proehl

President and Chief Executive Officer

3525 Del Mar Heights, Rd., #322

San Diego, California 92130

Telephone: (858) 800-2543

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1,484,312 Shares of Common Stock

Up to 537,750 Shares of Common Stock Issuable Upon the Exercise of Outstanding Pre-Funded Warrants

Up to 2,022,062 Shares of Common Stock Issuable Upon the Exercise of Outstanding Series C Warrants

Up to 2,022,062 Shares of Common Stock Issuable Upon the Exercise of Outstanding Series D Warrants

Up to 141,544 Shares of Common Stock Issuable Upon the Exercise of Outstanding Placement Agent Warrants

PROSPECTUS

, 2026

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

The following table indicates the expenses to be incurred in connection with the offering described in this registration statement, other than underwriting discounts and commissions, all of which will be paid by us. All amounts are estimated except the Securities and Exchange Commission registration fee.

Amount
SEC Registration Fee	$1,783
Legal Fees and Expenses	35,000
Accounting Fees and Expenses	22,000
Transfer Agent and Registrar fees and expenses	3,000
Miscellaneous Expenses	217
Total expenses	$62,000

Item 15. Indemnification of Directors and Officers.

As permitted by Section 102 of the Delaware General Corporation Law, we have adopted provisions in our amended and restated certificate of incorporation and bylaws that limit or eliminate the personal liability of our directors for a breach of their fiduciary duty of care as a director. The duty of care generally requires that, when acting on behalf of the corporation, directors exercise an informed business judgment based on all material information reasonably available to them. Consequently, a director will not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for:

●	any breach of the director’s duty of loyalty to us or our stockholders;

●	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

●	any act related to unlawful stock repurchases, redemptions or other distributions or payment of dividends; or

●	any transaction from which the director derived an improper personal benefit.

These limitations of liability do not affect the availability of equitable remedies such as injunctive relief or rescission. Our amended and restated certificate of incorporation also authorizes us to indemnify our officers, directors and other agents to the fullest extent permitted under Delaware law.

As permitted by Section 145 of the Delaware General Corporation Law, our bylaws provide that:

●	we may indemnify our directors, officers, and employees to the fullest extent permitted by the Delaware General Corporation Law, subject to limited exceptions;

●	we may advance expenses to our directors, officers and employees in connection with a legal proceeding to the fullest extent permitted by the Delaware General Corporation Law, subject to limited exceptions; and

●	the rights provided in our bylaws are not exclusive.

Our amended and restated certificate of incorporation, as amended, to be attached as Exhibit hereto, and our amended and restated bylaws, to be attached as Exhibit hereto, provide for the indemnification provisions described above and elsewhere herein. We have entered into and intend to continue to enter into separate indemnification agreements with our directors and officers which may be broader than the specific indemnification provisions contained in the Delaware General Corporation Law. These indemnification agreements generally require us, among other things, to indemnify our officers and directors against liabilities that may arise by reason of their status or service as directors or officers, other than liabilities arising from willful misconduct. These indemnification agreements also generally require us to advance any expenses incurred by the directors or officers as a result of any proceeding against them as to which they could be indemnified. In addition, we have purchased a policy of directors’ and officers’ liability insurance that insures our directors and officers against the cost of defense, settlement or payment of a judgment in some circumstances. These indemnification provisions and the indemnification agreements may be sufficiently broad to permit indemnification of our officers and directors for liabilities, including reimbursement of expenses incurred, arising under the Securities Act of 1933, as amended, or the Securities Act.

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Item 16. Exhibits

Exhibit No.	Description
3.1	Amended and Restated Certificate of Incorporation of Dermata Therapeutics, Inc. (incorporated by reference to Exhibit 3.2 of the Company’s Registration Statement on Form S-1 filed with the SEC on August 6, 2021).

3.2	Amendment No. 1 of the Amended and Restated Certificate of Incorporation of Dermata Therapeutics, Inc., filed with the Secretary of State of the State of Delaware on July 11, 2022 (incorporated by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K filed with the SEC on July 11, 2022).

3.3	Amendment No. 2 of the Amended and Restated Certificate of Incorporation of Dermata Therapeutics, Inc., filed with the Secretary of State of the State of Delaware on March 13, 2023 (incorporated by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K filed with the SEC on March 13, 2023).

3.4	Amendment No. 3 of the Amended and Restated Certificate of Incorporation of Dermata Therapeutics, Inc., filed with the Secretary of State of the State of Delaware on May 14, 2024 (incorporated by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K filed with the SEC on May 14, 2024).

3.5	Certificate of Amendment to the Amended and Restated Certificate of Incorporation of Dermata Therapeutics, Inc., dated July 30, 2025 (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the SEC on July 30, 2025).

3.6	Amended and Restated Bylaws of Dermata Therapeutics, Inc. (incorporated by reference to Exhibit 3.4 of the Company’s Registration Statement on Form S-1 filed with the SEC on August 6, 2021).

3.7	Amendment No. 1 to the Amended and Restated Bylaws of Dermata Therapeutics, Inc. (incorporated by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K filed with the SEC on September 23, 2022).

4.1	Form of Pre-Funded Warrant (incorporated by reference to Exhibit 4.1 of the Company’s Current Report on Form 8-K filed with the SEC on December 29, 2025).

4.2	Form of Warrant (incorporated by reference to Exhibit 4.2 of the Company’s Current Report on Form 8-K filed with the SEC on December 29, 2025).

4.3	Form of Placement Agent Warrant (incorporated by reference to Exhibit 4.3 of the Company’s Current Report on Form 8-K filed with the SEC on December 29, 2025).

10.1	Form of Securities Purchase Agreement (incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K filed with the SEC on December 29, 2025).

10.2	Form of Securities Registration Rights Agreement (incorporated by reference to Exhibit 10.3 of the Company’s Current Report on Form 8-K filed with the SEC on December 29, 2025).

5.1*	Opinion of Lowenstein Sandler LLP.

23.1*	Consent of Independent Registered Public Accounting Firm - Baker Tilly US, LLP

23.2*	Consent of Lowenstein Sandler LLP (Included in Exhibit 5.1).

24.1*	Power of Attorney (included in the signature page)

107*	Filing Fee Table.

*	Filed herewith.

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Item 17. Undertakings

The undersigned registrant hereby undertakes:

1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

	a.	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

	b.	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

	c.	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, That: Paragraphs (1)(a), (1)(b) and (1)(c) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

a.	If the registrant is relying on Rule 430B:

i.	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

ii.	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

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b.	If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be a part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

5)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

a.	Any preliminary prospectus or prospectus of the registrant relating to the offering required to be filed pursuant to Rule 424;

b.	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

c.	The portion of any free writing prospectus relating to the offering containing material information about the registrant or its securities provided by or on behalf of the registrant; and

d.	Any other communication that is an offer in the offering made by a registrant to the purchaser.

6)	That, for the purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

7)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the forgoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on January 22, 2026.

DERMATA THERAPEUTICS, INC.

By:	/s/ Gerald T. Proehl
Gerald T. Proehl
President, Chief Executive Officer and Chairman of the Board

POWER OF ATTORNEY AND SIGNATURES

Each person whose signature appears below constitutes and appoints Gerald T. Proehl and Kyri K. Van Hoose and each of them singly, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including, without limitation, post-effective amendments) to this registration statement and any and all additional registration statements pursuant to Rule 462(b) of the Securities Act and to file the same, with all exhibits thereto and all other documents in connection therewith, with the SEC, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them or their, his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons on behalf of the registrant in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Gerald T. Proehl	Chief Executive Officer, Chairman (Principal Executive Officer)	January 22, 2026
Gerald T. Proehl

/s/ Kyri K. Van Hoose	Chief Financial Officer (Principal Financial and Accounting Officer)	January 22, 2026
Kyri K. Van Hoose

/s/ David Hale	Lead Director	January 22, 2026
David Hale

/s/ Wendell Wierenga	Director	January 22, 2026
Wendell Wierenga, Ph.D.

/s/ Mary Fisher	Director	January 22, 2026
Mary Fisher

/s/ Andrew Sandler	Director	January 22, 2026
Andrew Sandler, M.D.

/s/ Steven J. Mento	Director	January 22, 2026
Steven J. Mento, Ph.D.

/s/ Kathleen Scott	Director	January 22, 2026
Kathleen Scott

/s/ Brittany Bradrick	Director	January 22, 2026
Brittany Bradrick

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